Exhibit 99.1
N E W S R E L E A S E
FOR IMMEDIATE RELEASE
November 12, 2019

CHESAPEAKE ENERGY COMMENTS ON MARKET VOLATILITY

OKLAHOMA CITY, November 12, 2019 - On November 12, 2019, representatives of NGP Energy Capital Management, L.L.C. (“NGP”), the beneficial owner of 310,812,722 shares of common stock of Chesapeake Energy Corporation (the “Company”), informed the Company that, prior to the commencement of trading, NGP, as manager of certain investment funds, made an in kind pro rata distribution of the shares of the Company to the respective partners of these investment funds.

Chief Executive Officer Doug Lawler commented, “Chesapeake continues to strongly believe our current capital and operating program, coupled with the planned 30% reduction in capital expenditures in 2020, will strengthen the financial position of the company for the long term. We have substantial liquidity with no significant near-term maturities. We continue to pursue strategic levers to reduce debt, including asset sales, capital markets transactions, and focus on cost discipline. Additionally, we are de-risking our cashflows through our hedging program and remain confident in our long-term liquidity.”

Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding the results of our capital and operating program, planned capital expenditures, liquidity and strategic transactions that might affect our liquidity and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.  Factors that could cause actual results to differ materially from expected results include our ability to comply with the covenants under our revolving credit facilities and other indebtedness and the related impact on our ability to continue as a going concern, the volatility of oil, natural gas and NGL prices and other factors described under "Risk Factors" in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings).

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154